Exhibit 99.1

Chancery Court of Delaware.

In re: ZENITH NATIONAL INSURANCE CORP. SHAREHOLDERS LITIGATION.

No. 5296-VCL.

March 17, 2010.

Verified Consolidated Amended Class Action Complaint

Rosenthal, Monhait & Goddess, P.A., Carmella P. Keener (Del. Bar No. 2810), P. Bradford deLeeuw (Del. Bar No. 3569), 919 N. Market Street, Suite 1401, Citizens Bank Center, P.O. Box 1070, Wilmington, DE 19801, (302) 656-4433, Email: ckeener@rmgglaw.com.Of Counsel: Gardy & Notis, LLP, James S. Notis, 560 Sylvan Avenue, Englewood Cliffs, NJ 07632, Tel: (201) 567-7377, Fax: (201) 567-7337.Faruqi & Faruqi, LLP, David H. Leventhal, 369 Lexington Avenue, 10th Fl., New York, NY 10017, Tel.: (212) 983-9330, Fax: (212) 983-9331.Saxena White P.A., Joseph E. White III, Lester R. Hooker, 2424 North Federal Highway, Suite 257, Boca Raton, FL 33431, Tel: (561) 394-3399, Fax: (561) 394-3382.

Plaintiffs Paul Ansfield and NECA-IBEW Pension Trust Fund (“Plaintiffs”), on behalf of themselves and all others similarly situated, by their attorneys, allege the following upon information and belief, except as to those allegations pertaining to Plaintiffs which are alleged upon personal knowledge:

NATURE OF THE ACTION

1. This is a shareholder class action complaint on behalf of the holders of the common stock of Zenith National Insurance Corp. (“Zenith” or the “Company”) against certain officers and/or directors of Zenith, and other persons and entities (collectively, “Defendants”) involved in a proposed transaction through which the Company will be acquired by Fairfax Financial Holdings Limited (“Fairfax”), which owns 8.2% of Zenith, for $38 cash per share (the “Merger”).

2. As described below, both the value to Zenith shareholders contemplated in the Merger and the process by which Defendants propose to consummate the Merger, including the dissemination of proxy materials that are woefully inadequate and fail to provide Zenith shareholders with material information from which to cast an informed vote on the Merger, are fundamentally unfair to Plaintiffs and the other public shareholders of the Company. Defendants’ conduct constitutes a breach of the Individual Defendants’ fiduciary duties owed to Zenith’s public shareholders and a violation of applicable legal standards governing Defendants’ conduct.

3. For these reasons and as set forth in detail herein, Plaintiffs seek to enjoin Defendants from consummating the Merger or, in the event the Merger is consummated, recover damages resulting from the Individual Defendants’ violations of their fiduciary duties of loyalty, good faith, due care and full and fair disclosure.

PARTIES

4. Plaintiffs are and were, at all times relevant hereto, shareholders of Zenith.

5. Zenith, a corporation organized and existing under the laws of the State of Delaware, with a business address of 21255 Califa Street, Woodland Hills, California, is a holding company engaged, through its wholly-owned subsidiaries, in the business of managing insurance and investment risk. The Company’s main business activity is the workers’ compensation insurance business. In addition, the Company invests the net cash flow from its operations and its capital principally in fixed maturity securities. The Company’s stock is listed on the New York Stock Exchange (the

“NYSE”) under the symbol “ZNT.”

6. Defendant Stanley R. Zax (“Zax”) serves as the Company’s Chairman of the Board of Directors (the “Board”) and President. Zax has served as a member of the Company’s Board since July 1977.

7. Defendant Jerome L. Coben (“Coben”) has served as a member of the Company’s Board since February 2009.

8. Defendant Max M. Kampelman (“Kampelman”) has served as a member of the Company’s Board since February 1989.

9. Defendant Robert J. Miller (“Miller”) has served as a member of the Company’s Board since February 1999.

10. Defendant Fabian Nunez (“Nunez”) has served as a member of the Company’s Board since December 2008.

11. Defendant Catherine B. Reynolds (“Reynolds”) has served as a member of the Company’s Board since May 2004.

12. Defendant Alan I. Rothenberg (“Rothenberg”) has served as a member of the Company’s Board since September 2002.

13. Defendant William S. Sessions (“Sessions”) has served as a member of the Company’s Board since September 1993.

14. Defendant Michael Wm. Zavis (“Zavis”) has served as a member of the Company’s Board since September 1998.

15. Defendants Zax, Coben, Kampelman, Miller, Nunez, Reynolds, Rothenberg, Sessions and Zavis are collectively referred to hereinafter as the “Individual Defendants.”

16. Defendant Fairfax, a Canadian corporation, is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management. Fairfax common stock is listed on the Toronto Stock Exchange (trading in Canadian dollars under the symbol FFH and U.S. dollars under the symbol FFH.U.) Fairfax has a long history as a significant shareholder of Zenith. From October 1999 until early 2006, Fairfax owned up to 40 percent of the Company’s common stock. Currently, Fairfax is the single largest shareholder of Zenith’s common stock, currently owning approximately 8.4%.

17. Defendant Fairfax Investments II USA Corp. is a Delaware Corporation, and wholly owned subsidiary of Fairfax.

18. Defendants Fairfax Financial Holdings Limited and Fairfax Investments II USA Corp. are sometimes referred to as “Fairfax.”

CLASS ACTION ALLEGATIONS

19. Plaintiffs bring this action pursuant to Court of Chancery Rule 23, individually and on behalf of the holders of the common stock of the Company, who have been and/or will be harmed as a result of the wrongful conduct alleged herein (the “Class”). The Class specifically excludes Defendants herein, and any person, firm, trust, corporation or other entity related to, or affiliated with, any of the Defendants.

20. This action is properly maintainable as a class action.

21. The Class is so numerous that joinder of all members is impracticable. As of January 31, 2010, there were approximately 34,698,504 shares of Zenith common stock outstanding that are not held by Fairfax. Members of the Class are scattered throughout the United States and are so numerous that it is impracticable to bring them all before this Court.

22. Questions of law and fact exist that are common to the Class, including, among others:

(a) whether the Individual Defendants have fulfilled, and are capable of fulfilling, their fiduciary duties owed to Plaintiffs and the Class;

(b) whether the Individual Defendants have engaged, and continue to engage, in a scheme to benefit themselves at the expense of Zenith shareholders in violation of their fiduciary duties;

(c) whether the Individual Defendants are acting in furtherance of their own self interest to the detriment of the Class;

(d) whether Defendants have disclosed, and will disclose, all material facts in connection with the Merger; and

(e) whether Plaintiffs and the other members of the Class will be irreparably damaged if Defendants are not enjoined from continuing the conduct described herein.

23. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs’ claims are typical of the claims of the other members of the Class and Plaintiffs have the same interests as the other members of the Class. Accordingly, Plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

25. Preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate because Defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class.

SUBSTANTIVE ALLEGATIONS

A. Background

26. The Company was incorporated in Delaware in 1971.

27. In 1977, investors Eugene V. Klein, Harvey L. Silbert, and Daniel Schwartz bought 2.4 million Zenith shares for $3 a share, acquiring the 55% of stock that was outstanding from City National Bank of Beverly Hills, which came to own it by foreclosure.

28. In 1980, investor Saul Steinberg’s (“Steinberg”) Reliance Insurance Co., a subsidiary of Reliance Group Holdings Inc. (collectively “Reliance Insurance”), paid $19 a share for 1.1 million shares. Reliance Insurance subsequently raised its holdings to 30.8%.

29. Under the leadership of defendant Zax, Zenith made a dramatic turnaround. In 1985, the company bought CalFarm

Insurance Co. (“CalFarm”) when the insurer was in insolvency. CalFarm Insurance shortly thereafter turned profitable, writing health, life, property and casualty insurance for farmers in California.

30. Under Zax, Zenith garnered a reputation in the industry for thoroughness, often having its inspectors visit business sites before the Company agreed to write any coverage. The Company repeatedly impressed analysts with its combined ratio, an insurance industry yardstick that measures an insurer’s performance. The combined ratio takes into account how much money a company receives in insurance premiums and compares it with the amount of money it pays out in expenses and insurance claims.

31. By 1988, Zenith’s profits almost quadrupled, becoming the nation’s 82nd largest property and casualty insurer, according to A.M. Best Co., an insurance data firm.

32. Realizing Zenith’s potential, on June 28, 1999, Fairfax acquired 6.6 million shares of Zenith common stock from Reliance Insurance for $184.1 million or $28 a share, representing Reliance Insurance’s entire investment in Zenith.

33. On July 13, 1999, Fairfax signed a standstill agreement (“Standstill Agreement” which requires a majority vote and written resolution by the Zenith Board before Fairfax could begin to sell its stake. Members of the Board of Directors from Fairfax would not be able to vote on a proposed sale of its stake in Zenith. The five-year agreement would become void if defendant Zax resigned from his position.

34. The acquisition by Fairfax of the Company’s shares in October 1999 constituted a Change in Control under the employment agreement of each of defendant Zax and other Company officers. Defendant Zax waived rights that would otherwise have arisen under the Change in Control provisions of their employment agreements as a result of Fairfax’s acquisition of shares of the Company’s Common Stock.

35. In December 2001, Zenith entered into a ten percent quota share ceded reinsurance agreement with Odyssey America relating to all new and renewal business written by Zenith for three years commencing January 1, 2002. At the time, Fairfax owned approximately eighty-one percent of the outstanding shares of common stock of Odyssey Re Holdings. Odyssey America was a wholly-owned subsidiary of Odyssey Re Holdings.

36. On March 8, 2002, in a letter to shareholders of Fairfax, Chairman and CEO Prem Watsa (“Watsa”), listed its ownership interest in several well-established insurance companies, including Zenith, as a source of “strength” for Fairfax.

37. On March 28, 2002, Fairfax entered into a Proxy Agreement with John Clark (the “Trustee”), pursuant to which Fairfax granted the Trustee a proxy to vote all of the shares of Common Stock held at any time by Fairfax and its subsidiaries. The Proxy Agreement required the Trustee to vote such shares of common stock in the same proportion as the votes cast by all other voting stockholders of Zenith, except in the case of a hostile proxy contest (one not supported by management). In the event of such hostile proxy contest and so long as the Standstill Agreement remained in effect, the Trustee is required to vote such shares of common stock as recommended by management. The Standstill Agreement expired the earlier of December 31, 2006 and the date defendant Zax was no longer Zenith’s Chairman of the Board and President. The Proxy Agreement has an indefinite term and may only be terminated by Fairfax if it determines that the Trustee is no longer acting materially in accordance with voting procedures contained in such Proxy Agreement, if a government agency or department determines that the proxy or its exercise is not permitted either by law or by any regulation, rule or order, or if the Trustee dies. The Trustee may terminate the Proxy Agreement upon 30 days written notice.

38. In 2003, pursuant to the ten percent quota share ceded reinsurance agreement, Zenith paid approximately $77.2 million in premiums to Odyssey America and Odyssey America paid approximately $43.2 million to Zenith for commissions, losses and loss expenses. At December 31, 2003, Odyssey America’s share of the loss reserves on the ceded business was $47.4 million.

39. On March 21, 2003, Zenith completed a private offering of $125 million aggregate principal amount of 5.75% Convertible Senior Notes due 2023 (the “Notes”). Odyssey America purchased $30 million aggregate principal amount of the Notes from the initial purchasers in the offering. The Notes purchased were initially convertible into 1,200,000 shares of common stock upon the occurrence of any of the following events: (i) if during any fiscal quarter (beginning with the third quarter of 2003) the sale price of the Company’s common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (ii) after the 30th day following the initial issuance of the Notes, if the credit rating assigned to the Notes by Standard & Poor’s Rating Services falls below a specified level; (iii) if Zenith has called the Notes for redemption; or (iv) certain corporate events.

40. Since one of the specified events has occurred, the Notes purchased by Odyssey America were convertible into 1,200,000 shares of common stock. Zenith waived the provisions of the Standstill Agreement to the extent necessary to enable Fairfax and its affiliates to participate in the offering.

41. In addition, in a transaction unrelated to the offering of the Notes, the Standstill Agreement was amended on March 21, 2003, to extend the term thereof to the earlier of (i) December 31, 2006 and (ii) the date that defendant Zax is no longer Zenith’s Chairman of the Board and President. Prior to such amendment, the Standstill Agreement would have terminated upon the earlier of October 25, 2004 and Zax no longer serving in such positions.

42. In July 2003, in connection with Fairfax’s private offering of $150 million in 5% Convertible Senior Debentures (the “Debentures”), Zenith purchased a $10 million aggregate principal amount of the Debentures at par from the initial purchasers.

43. In connection with Odyssey Re Holdings’ public offering of $225 million 7.65% Senior Notes due 2013 (the “7.65% Senior Notes”), Zenith purchased $10 million in October 2003 and $15 million in November 2003, of aggregate principal amount of the 7.65% Senior Notes, at 99.71% and 100% of par, respectively. Subsequently, Zenith sold $15 million aggregate principal amount of the 7.65% Senior Notes at a gain of approximately $1.3 million. In November 2003, Odyssey Re Holdings repurchased from Zenith $25 million aggregate principal amount of Odyssey Re Holdings’ 7.49% Senior Notes due 2006 (the “7.49% Senior Notes”) at a purchase price of $26.5 million plus accrued interest. Zenith had paid par for the 7.49% Senior Notes.

44. Fairfax’s investment peaked at about 42.8% before it sold its entire position over the 2004-2006 period, generating $540 million of cash. According to Provest.com, although Fairfax once held a significant stake in the Company “it sold it in early 2006 because it had to secure its own finances during a period that chief executive Prem Watsa refers to as Fairfax’s ‘seven lean years.’ ”

45. By the end of 2007, net income was $233.9 million. Investment income after tax grew 8% to $76.5 million and the Company’s net worth exceeded $1 billion for the first time. Workers’ compensation underwriting performance was stellar with a combined ratio of 67.0%. This measure out-performed the industry’s combined ratios of 98.5% for 2007. Stockholders’ dividends were increased twice in 2007 to an annual rate of $2.00 per share. Moreover, the Board paid an extra cash dividend of $1.00 per share to all stockholders in December 2007.

46. In January 2010, Fairfax disclosed it acquired approximately 8.4% of Zenith’s common shares, ranking it as the single largest shareholder of Zenith.

47. Recently, however, as a result of a lingering economic recession and increased competition, Zenith in 2009 posted its first underwriting loss in seven years. As noted in the Company’s 2009 Annual Report to Shareholders filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2010 (the “Annual Report”), gross premiums dropped 23 percent to $466.5 million, and its policies in-force fell by 14 percent. Moreover, Zenith cut its work-force by 13 percent in 2009 to reduce expenses. Net income dropped by 64 percent for the 2009 fiscal year at Zenith, when compared with the previous year. Regardless, Zax stated that the Company was in excellent financial condition: “Over time, we expect recovery from the recession will improve hiring trends and provide improved profit opportunities.”

48. For the year ending December 31, 2009, Zenith reported net income of $34.4 million, or $0.91 per diluted share, on revenues of $584.8 million. For the previous fiscal year, the company had a net income of $95.3 million, or $2.55 per diluted share, on revenues of $682.8 million. For the fourth quarter, Zenith had a net income of $10.8 million, or $0.29 per diluted share, on revenues of $140.3 million. That is a 29 percent increase over the net income of $8.4 million, or $0.22 per diluted share, on revenues of $154.8 million. Total revenues for the year ended December 31, 2009 were $584.8 million vs. $682.8 million in the prior year, down 14 percent year over year. For the fiscal year net income was $34.4 million ($0.91 a share) versus $95.3 million ($2.55 a share) in 2008. In the fourth quarter, total revenues were $140.3 million versus $154.8 million in the prior year, dropping 9 percent year to year. The net income was $10.8 million ($0.29 a share) versus $8.4 million ($0.22 a share) in the fourth quarter of 2008. Despite the general economic downturn, the Company informed shareholders in the Annual Report that the Company’s “financial strength continued with approximately no change in stockholders equity over this three year period after dividends paid to stockholders totaling $281.8 million.”

49. However, a lingering economic recession has resulted in plummeting workers compensation rates as rising unemployment has reduced demand for coverage. According to Bob Hartwig, president of the Insurance Information Institute, “[w]orkers’ compensation is probably the softest of all lines right now.” During this downturn, Defendant Fairfax announced its intention to acquire all of the outstanding shares of Zenith it does not already own.

B. The Merger

50. The Merger was publicly announced on February 18, 2010. The Agreement and Plan of Merger, dated February 17, 2010 (the “Merger Agreement”) provides that, upon termination under certain circumstances, the Company would be required to pay Fairfax a termination fee of $39.6 million (the “Termination Fee”). The Company would also be required to pay Fairfax expenses up to $1.5 million if Fairfax terminates the merger as a result of a breach of any representation, warranty or covenant or agreement on the part of Zenith.

51. In connection with the announcement of the Merger Fairfax Chairman and CEO Watsa stated:

We are very pleased to announce this transaction and look forward to working together with Zenith and its Chairman and Chief Executive Officer, Stanley Zax, to complete the merger as soon as possible. Our agreement to acquire Zenith reflects our strategy of investing in well-managed and well-positioned insurance companies. Zenith has an outstanding long-term underwriting track record spanning over thirty years under Stanley’s leadership. Following the successful completion of the transaction, there will be no changes in Zenith’s strategic or operating philosophy. Zenith will continue to operate its business as it has always been run under Stanley’s excellent leadership, with investment management centralized at Fairfax. All other Fairfax group companies will continue to operate independently on a decentralized basis.

52. Defendant Zax added:

We believe the transaction will benefit our key constituents and enable our shareholders to realize compelling value for their investment in Zenith. I am very proud of the employees, agents, management and directors at Zenith in creating one of the most successful specialty workers’ compensation companies. We admire Fairfax’s accomplishments in creating an extremely successful insurance and reinsurance business and are delighted to become part of the Fairfax family.

53. The consideration offered to Zenith’s public stockholders in the Merger is unfair and grossly inadequate because, among other things, the intrinsic value of Zenith’s common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the Company’s prospects for future growth and earnings. Although the press release announcing the Merger notes that Zenith stockholders will receive $38.00 per share in cash, representing a premium of 31.4% to the closing price of Zenith common stock on February 17, 2010, the last trading day prior to this announcement, the consideration amounts to a much smaller 19.46% premium to Zenith’s 52-week high of $31.81 on October 12, 2009. It also represents a 26.1% discount to Company’s past two-year high, and a 31.3% discount to the Company’s past five-year high.

54. On February 18, 2010, MarketWatch reported:

This time Watsa may be betting on a rebound in prices for workers’ comp insurance.

‘Widely followed market surveys indicate property and casualty rates continue to fall. But on an individual company basis — and especially with smaller insurers — we’re seeing signs that rates are going up,’ Stewart Johnson, a portfolio manager at insurance-focused investment firm Philo Smith, said in an interview. ‘Maybe Fairfax believes rates have hit bottom and are headed up again.’

Fairfax has had some success timing investments in the California workers’ comp market, Mark Hughes, an analyst at SunTrust Robinson Humphrey, wrote in a note to investors on Thursday.

‘We view this new foray as a bullish sign that conditions are likely to improve in the new to medium term,’ Hughes said.

55. Fairfax is acquiring a best-in-class Property & Casualty insurer, which has according to its 2009 annual report enjoyed “a long-term record of outperforming the industry.” Zenith’s workers’ compensation loss ratio, a measure of how much of each dollar of premium is paid in claims, was lower than the industry average every year from 2002 to 2008, according to Zenith’s annual report.

56. This sentiment was acknowledged by Paul Rivett, a spokesman for Fairfax, who stated on February 19, 2010:

People have a bit of a short-term focus, [but] we’re long-term, we’ve seen what this company has done. If you look at Zenith’s 30-year track record on how much they paid out in losses, it’s better by a long way than the industry.

57. Additionally, although the workers’ compensation segment of the insurance industry is primarily a private sector business with numerous players and a highly competitive environment. Zenith, which operates mostly in California and Florida, focuses on a handful of niches such as agriculture and construction where both losses and premiums are higher and competition is lower.

58. The Company, historically, has paid a significant dividend to Company stockholders. For 2009, the Company paid and/or has announced a scheduled dividend ($0.50/share each quarter), or an annual dividend rate of $2.00 per share, resulting in a current yield of 5.2%. This is in stark contrast to dividend yields of: 1.0% for the insurance industry, 1.6% for the sector, and 2.4% for the S&P500 in 2009. Zenith has doubled its dividend payout since 2005. Moreover, according to Reuters, the Company’s five year dividend growth rate was 26.3%. Also, the Company has paid a special dividend in each of the past three years reflecting management’s willingness to return excess capital to shareholders. For example on December 3, 2009, the Company declared an extra dividend of 40 cents per share, paid December 29, 2009, to shareholders of record as of December 15, 2009.

59. In connection with the execution of the Merger Agreement, the Individual Defendants and executive officers of Zenith who control approximately 3.4% of the total outstanding shares of Company common stock entered into voting agreements with Fairfax to vote in favor of the Merger, thus locking up 11.8% percent of the vote (together with Fairfax’s holdings) in favor of the Merger.

60. Also, concurrently with the execution and delivery of the Merger Agreement, Zax entered into a noncompetition agreement with Fairfax pursuant to which, among other things, for the period beginning from the effective date of the Merger and ending on the second anniversary of the date on which Zax ceases to be a director, officer or employee of the Company, Zax will comply with certain confidentiality obligations with respect to proprietary information of the

Company.

61. Although the Individual Defendants are duty-bound to protect the interests of Zenith shareholders by obtaining the maximum value reasonably available in any sale or merger of the Company, Defendants entered into the Merger at a woefully inadequate price.

62. Moreover, while the Individual Defendants were negotiating the Merger, they also arranged for the continued employment of certain Defendants and executives of Zenith with Fairfax. As part of the Merger, the existing management team, including defendant Zax, will remain in place. Zax’s agreement with Fairfax allows him to manage the business and operations of the post-Merger Company, with the same level of responsibility, control and discretion that Zax exercised at the time the Merger Agreement was executed, with certain exceptions.

63. Additionally, Zax will have sole discretion to determine the base salary, bonuses and other compensation and employee benefits (including severance benefits) to be provided to each officer employee who continues with the Company after the Merger.

64. Under the circumstances, however, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

65. Besides undervaluing Zenith’s growth prospects, the Merger suffers from serious conflicts of interests. The press release announcing the Merger notes that Bank of America Merrill Lynch (“Bank of America”) served as the exclusive financial advisor to Zenith. Bank of America, however, has had a continuous, close working relationship with Fairfax that compromises its independence as adviser to Zenith. For example, on July 22, 2009, Financial Deals Tracker reported that Bank of America acted as financial advisor to Fairfax in its merger with Advent Capital (Holdings) PLC. On August 13, 2009, Fairfax announced an increase in the size of its previously announced offering of 7.5% Senior Notes due 2019 from C$150 million to C$400 million in aggregate principal amount, to be priced at $99.639. The Senior Notes are being offered through a syndicate of dealers including Bank of America. Bank of America served as underwriter, dealer manager, and financial advisor to Fairfax in its acquisition of all of the outstanding shares of common stock of Odyssey Re Holdings Corp. that it did not currently own for $65 in cash per share, representing total cash consideration of approximately $1.1 billion. Fairfax’s acquisition of Odyssey Re Holdings Corp. was first announced on September 18, 2009 and closed on October 28, 2009, and thus shortly preceded the Merger here.

66. Additionally, the Merger Agreement required Zenith to discontinue any preexisting discussions with other potential bidders. Section (6.04) of the Merger Agreement provides “The Company shall immediately cease any and all discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal...” Moreover, the same clause contains a no solicitation provision, which prevents Zenith from seeking out alternative bidders. Pursuant to this provision, unless Zenith has received a Superior Proposal or a bona fide, unsolicited, written offer from anyone, which considering all relevant factors, the Board determines is more favorable to the Company and its stockholders, Zenith may not:

directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been publicly disseminated), or knowingly encourage or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussion or negotiations regarding any Takeover Proposal, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal ...

67. The Merger comes at a time when the Company’s stock price is undervalued but its prospects for growth and increased revenue are substantially increasing as the economic recession is ending. Zenith’s insiders are well aware of the Company’s intrinsic value and that Zenith shares are significantly undervalued. Fairfax recognized Zenith’s solid performance and potential for growth and is determined to capitalize on the recent downturn in the Company’s stock price at the expense of Zenith’s public shareholders.

C. The Process Leading to the Merger Agreement Was Tainted

68. On January 22, 2010 (less than three months after completing the Odyssey Re Holdings Corp. acquisition), Watsa contacted Zax and informed him that Fairfax had made open-market purchases for investment purposes of approximately 3.1 million shares of Zenith common stock

69. In the evening of February 1, 2010, Watsa and Zax first met to discuss the possible acquisition of Zenith by Fairfax. During this initial meeting, Watsa and Zax also negotiated Zax’s future role with the Company if he supported the Merger. The very next day, Watsa and Zax reached an understanding that Fairfax would offer $38.00 per Zenith share in the Merger, subject to certain conditions.

70. Simultaneously with the initial discussions which led to an understanding on price that was ultimately approved by the Board, Watsa and Zax also reached an agreement that Zax and the rest of Zenith’s current management team would remain in place. Zax’s agreement with Fairfax will allow him to continue to manage the business and operations of the surviving company, with the same level of responsibility, control and discretion that Zax exercised at the time the Merger Agreement was executed, except that Fairfax would manage the surviving company’s investment portfolio. Additionally, Zax will have sole discretion to determine the base salary, bonuses and other compensation and employee benefits (including severance benefits) to be provided to each officer employee who continues with the post-Merger Company.

71. Watsa and Zax each made a presentation to Zenith’s Board on February 9, 2010 regarding Fairfax’s operations and the terms of the Merger. During Watsa’s presentation, he informed the Board that, once Fairfax had reached an agreement with respect to previous acquisitions, it had never before renegotiated the price of, or failed to close, that acquisition. Watsa further informed the Board that, if the Merger were consummated, the board of directors of the post-Merger Company would consist of directors appointed by Fairfax, but that Watsa was considering, at a minimum, appointing Zenith’s current directors to serve on an advisory board after the closing of the Merger.

72. Also at the February 9, 2010 Board meeting, Bank of America reviewed with the Board, among other things, a list of potential bidders for the Company and expressed the view that the likelihood that other potential bidders would make an all-cash offer on better terms than those discussed with Fairfax was low.

73. The Board discussed Bank of America’s preliminary financial analyses and the potential transaction at a price of $38.00 per share. The Board then unanimously authorized the Company’s management to proceed with negotiating the terms of a merger agreement with Fairfax, and established an ad hoc committee of three non-management directors, comprised of Defendants Coben, Rothenberg, and Zavis to oversee such negotiation.

74. Between February 9, 2010 and February 17, 2010, the ad hoc committee and Zax negotiated the terms of the Merger Agreement. During these negotiations, the ad hoc committee requested that the Merger Agreement contain a “go shop” provision, that the “break-up” fee be reduced to 2.5%, and that the Merger Agreement detail the parties’ agreement that Zax and Zenith’s current management team would continue to operate the Company after consummation of the Merger. Fairfax refused to include the “go shop” provision or reduce the termination fee to 2.5%, but did agree to reduce the termination fee to 2.75%.

75. During this same period, even though Bank of America had identified a list of potential bidders, neither Bank of America, Zax nor the Board contacted any of the potential bidders or took any other steps to conduct any form of market check on the consideration offered in the Merger. Instead, the Board relied upon the recommendation of Zax and the fairness opinion rendered by Bank of America without any such market check. Likewise, none of Bank of America, Zax or the Board explored any other strategic alternatives to the Merger other than Zenith remaining a stand alone company.

76. On February 17, 2010, the Board formally retained Bank of America to serve as its financial advisor with respect to the Merger. Bank of America then issued an oral fairness opinion to the Board stating that the consideration offered in the Merger was fair to Zenith shareholders. Thereafter, the Board unanimously approved the Merger Agreement and recommended that Zenith stockholders adopt the Merger Agreement.

77. The process leading to the Board’s approval of the Merger Agreement was tainted. Once an agreement was reached with respect to the continued employment with and management of post-Merger Zenith by Zax and the other current members of Zenith management, neither Zax, the Board or the Board’s ad hoc committee negotiated any further with respect to the consideration offered to Zenith shareholders in the Merger, nor did they ever make any effort to contact other potential bidders who had already been identified. Indeed, the Board waited until after most of the material terms of the Merger were agreed to by Zax before establishing the ad hoc committee of non-management directors. Rather, Zenith’s Board blindly relied on the advice of Bank of America, despite its serious undisclosed conflicts of interests, as discussed herein.

D. The Preliminary Proxy Statement Contains Material Omissions

78. On March 4, 2010, Zenith filed its preliminary proxy statement (the “Preliminary Proxy”) in connection with the vote of Zenith shareholders on the Merger.

79. The Preliminary Proxy omits material information necessary for Zenith shareholders to make a fully-informed decision regarding the Merger. Despite the complexity of a financial valuation of an insurance company such as Zenith, the Preliminary Proxy fails to provide a fair summary of Bank or America’s work and the basis of the conclusions reached. Instead, the Preliminary Proxy spends just 3-1/2 pages describing Bank of America’s substantive analyses (not including the boilerplate).

80. Most significantly, the Preliminary Proxy fails to disclose:

(a) Zenith’s management’s financial estimates for the time period beginning on January 1, 2010 and ending on December 31, 2014. Without access to these financial estimates, shareholders are unable to perform on their own the discounted dividend analysis undertaken by Bank of America and described in the Preliminary Proxy. Approximately 99 percent of the public float of the Company is held by institutional investors and mutual funds, the very type of investors equipped to perform their own discounted dividend analysis if the financial estimates were disclosed;

(b) the implied equity value per share of common stock based on observed multiples of share price to estimated 2011 earnings per share of comparable companies discussed in Bank of America’s Analysis of Selected Comparable Publicly Traded Companies section and which was undisclosed despite Bank of America having undertaken such analysis;

(c) the basis for Bank of America’s view of the low likelihood that any potential bidders for the Company would make an all-cash offer on better terms than discussed with Fairfax, and why Bank of America did not opine regarding the prospects for a bidder to offer better terms than discussed with Fairfax involving consideration other than all-cash.

(d) the value of investment banking, commercial banking, and any other financial services performed by Bank of America on behalf of Fairfax over the past two years.

FIRST CAUSE OF ACTION

Claim for Breach of Fiduciary Duties Against the Individual Defendants

81. Plaintiffs repeat and reallege each allegation set forth herein.

82. The Individual Defendants have violated their fiduciary duties of care, loyalty, candor and good faith owed to public shareholders of Zenith.

83. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiffs and other members of the Class of the true value of their investment in Zenith.

84. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Zenith because, among other reasons, they failed to take steps to maximize the value of Zenith to its public shareholders, by, among other things, failing to adequately consider potential acquirers.

85. Moreover, the Individual Defendants have failed to fully disclose to Plaintiffs and the Class all material information necessary for an informed shareholder vote on the proposed transaction.

86. As a result of the actions of Defendants, Plaintiffs and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Zenith’s assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

87. Defendants are not acting in good faith toward Plaintiffs and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class. Unless Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiffs and the members of the Class, all to the irreparable harm of the members of the Class.

88. Plaintiffs and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiffs and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

Claim Against Fairfax for Aiding and Abetting the Individual Defendants’ Breach of Fiduciary Duty

89. Plaintiffs incorporate by reference and reallege each and every allegation contained above, as though fully set forth herein.

90. Fairfax has acted and is acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to Zenith’s public shareholders, and has participated in such breaches of fiduciary duties.

91. Fairfax has knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, Fairfax rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Merger in breach of their fiduciary duties.

92. Plaintiffs have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs demand injunctive relief in their favor and in favor of the Class and against Defendants as follows:

A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiffs as Class representatives;

B. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Merger, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders;

C. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from proceeding to a shareholder vote on the Merger, unless and until the shareholders have been provided with all material information necessary for an informed vote on the Merger;

D. Rescinding, to the extent already implemented, the Merger or any of the terms thereof, or granting Plaintiffs and the Class rescissory damages;

E. Directing the Individual Defendants to account to Plaintiffs and the Class for all damages suffered as a result of the Individual Defendants wrongdoing;

F. Awarding Plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

Dated: March 17, 2010

ROSENTHAL, MONHAIT & GODDESS, P.A.

By:	/s/ Carmella P. Keener

Carmella P. Keener (Del. Bar No. 2810)

P. Bradford deLeeuw (Del. Bar No. 3569)

919 N. Market Street, Suite 1401

Citizens Bank Center

P.O. Box 1070

Wilmington, DE 19801

(302) 656-4433

Email: ckeener@rmgglaw.com

OF COUNSEL:

GARDY & NOTIS, LLP

James S. Notis

560 Sylvan Avenue

Englewood Cliffs, NJ 07632

Tel: (201) 567-7377

Fax: (201) 567-7337

FARUQI & FARUQI, LLP

David H. Leventhal

369 Lexington Avenue, 10th Fl.

New York, NY 10017

Tel.: (212) 983-9330

Fax: (212) 983-9331

SAXENA WHITE P.A.

Joseph E. White III

Lester R. Hooker

2424 North Federal Highway, Suite 257

Boca Raton, FL 33431

Tel: (561) 394-3399

Fax: (561) 394-3382